Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of West Coast Realty Trust, Inc. on Amendment No. 4 of Form S-11 of our reports dated April 11, 2012 on the Historical Summaries of Gross Income and Direct Operating Expenses of Howe & University LLC and Auburn & Douglas LLC and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Sacramento, California

October 5, 2012